Exhibit 4.6

PRE-APPROVED

DEFINED CONTRIBUTION PLAN

(PROFIT SHARING/401(K) PLAN)

A FIDELITY PRE-APPROVED PLAN

Adoption Agreement No. 001

For use With

Fidelity Basic Plan Document No. 17

FMR LLC and its affiliates do not provide tax or legal advice. Nothing herein or in any attachments hereto should be construed, or relied upon, as tax or legal advice.

IRS CIRCULAR 230 DISCLOSURE: To the extent this document (including attachments), mentions or references any tax matter, it is not intended or written to be used, and cannot be used by the recipient or any other person, for the purpose of (1) avoiding penalties under the Internal Revenue Code or (2) promoting, marketing or recommending to another party the matter addressed herein. Please consult an independent tax advisor for advice on your particular circumstances.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan 29025-1672107166AA

© 2020 FMR LLC

All rights reserved.

AMENDMENT EXECUTION PAGE

Plan Name:	Umpqua Bank 401(k) and Profit Sharing Plan (the “Plan”)

Employer:	Umpqua Holdings Corporation

[Note: These execution pages are to be completed in the event the Employer modifies any prior election(s) or makes a new election(s) in this Adoption Agreement. Attach the amended page(s) of the Adoption Agreement to these execution pages.]

The following section(s) of the Plan are hereby amended effective as of the date(s) set forth below:

Section Amended	Effective Date
PARTICIPATING EMPLOYERS ADDENDUM	12/29/2022

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed on the date given below.

Employer:	Umpqua Holdings Corporation	Employer:	Umpqua Holdings Corporation

By:	Neal McLaughlin	By:
Title:	EVP/Treasurer	Title:
Date:	12/28/2022 | 3:46:53 PM EST	Date:

Note: Only one authorized signature is required to execute this Adoption Agreement unless the Employer’s corporate policy mandates two authorized signatures.

Note: This page may be duplicated, if needed, to allow separate execution when the Employer indicated in Section 1.02(a) is changing.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan 29025-1672107166AA

© 2020 FMR LLC

All rights reserved.

PARTICIPATING EMPLOYERS ADDENDUM

for

Plan Name: Umpqua Bank 401(k) and Profit Sharing Plan

Note: All participating employers must be a business entity of a type recognized under Treasury Regulation Section 301.7701-2(a).

(a)	☒	Only the following Related Employers (as defined in Subsection 2.01(uu) of the Basic Plan Document) participate in the Plan (list each participating Related Employer and its Employer Tax Identification Number):

Financial Pacific Leasing, LLC, 91-1877092

Umpqua Bank, 93-0419143

(b)	☐	All Related Employer(s) as defined in Subsection 2.01(uu) of the Basic Plan Document participate in the Plan as soon as administratively feasible.

(c)	☐	All Related Employer(s) as defined in Subsection 2.01(uu) of the Basic Plan Document participate in the Plan at the time described in Subsection 2.01(u) of the Basic Plan Document.

(d)	Notwithstanding the previous specific inclusion of an employer as a participating employer through an election in (a), (b), or (c) above, unless specified otherwise by the Employer, a participating employer will cease participating in the Plan immediately when it is no longer a Related Employer and the term “Employer” shall not include such employer unless provided otherwise below.

	(1)	☒ If the common control relationship (as defined in Code Section 414(c)) of any participating employer changes in such a way that such participating employer is no longer a Related Employer, then such employer shall continue to be a participating employer and the Plan shall be a multiple employer plan as provided in Section 18.05 of the Basic Plan Document.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan 29025-1672107166AA

© 2020 FMR LLC

All rights reserved.

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